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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                   POZEN, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    73941U102
                           --------------------------
                                 (CUSIP Number)

                               September 13, 2002
 -------------------------------------------------------------------------------
              (Date of Event Which Requires Filing This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages


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CUSIP No.   73941U102
-------------------------------------------------------------------------------

           1.    Names of Reporting Persons.

                 I.R.S. Identification Nos.  of above persons (entities only).

                 BB MEDTECH AG

-------------------------------------------------------------------------------

           2.    Check the Appropriate Box if a Member of a Group (See
                 Instructions)
                 (a)       [ X ]

                 (b)       [   ]

-------------------------------------------------------------------------------

           3.    SEC  Use Only

-------------------------------------------------------------------------------

           4.    Citizenship or Place of Organization

                                   SWITZERLAND
-------------------------------------------------------------------------------

Number of               5.   Sole Voting Power
Shares Beneficially                 -0-
Owned by Each
Reporting               -------------------------------------------------------
Person With:
                        6.   Shared Voting Power

                                         269,800

                        -------------------------------------------------------

                        7.   Sole Dispositive Power

                                         -0-

                        -------------------------------------------------------

                        8.   Shared Dispositive Power

                                         269,800

-------------------------------------------------------------------------------

           9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                                     269,800

          10. Check if the Aggregate Amount in Row (11) Excludes Certain shares

          11.   Percent of Class Represented by amount in Row (11)
                                      1.0%

-------------------------------------------------------------------------------
          12.   Type of Reporting Person (See Instructions)       HC, CO

-------------------------------------------------------------------------------

                                Page 2 of 6 pages


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CUSIP No. 73941U102
-------------------------------------------------------------------------------

           1.    Names of Reporting Persons.

                 I.R.S. Identification Nos.  of above persons (entities only).

                      MEDSOURCE N.V.

-------------------------------------------------------------------------------

           2.    Check the Appropriate Box if a Member of a Group
                 (a)  [ X ]

                 (b)  [   ]

-------------------------------------------------------------------------------

           3.    SEC  Use Only

-------------------------------------------------------------------------------

           4.    Citizenship or Place of Organization

                           Netherlands Antilles

-------------------------------------------------------------------------------

Number of               5.   Sole Voting Power
Shares Beneficially                      -0-
Owned by Each
Reporting               -------------------------------------------------------
Person With:
                        6.   Shared Voting Power

                                         269,800

                        -------------------------------------------------------

                        7.   Sole Dispositive Power

                                         -0-

                        -------------------------------------------------------

                        8.   Shared Dispositive Power

                                         269,800

-------------------------------------------------------------------------------
           9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                                269,800

          10. Check if the Aggregate Amount in Row (11) Excludes Certain shares

          11.    Percent of Class Represented by amount in Row (11)

                                1.0%

-------------------------------------------------------------------------------
          12.    Type of Reporting Person

                                CO
----------------------------------------------------------------------------
                                Page 3 of 6 pages


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CUSIP No. 73941U102
-------------------------------------------------------------------------------

ITEM 2.

     (a)   Name of Person Filing
                 BB Medtech AG ("BB Medtech")
                 Medsource N.V. ("Medsource")

     (b) Address of Principal Business Office or, if none, Residence

                 BB Medtech             Medsource
                 Vordergasse 3          De Ruyterkade 62, Willemstad,
                 8200 Schaffhausen      Curacao
                 CH/Switzerland         Netherlands Antilles

     (c)   Citizenship

                 See Item No. 4 of cover pages.

     (d)   Title of Class of Securities
                 Common Stock, Par Value $.001 Per Share

     (e)   CUSIP Number
                 73941U102

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:
                 269,800

     (b)   Percent of class:
                  1.0%

     (c) Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote
                                     -0-

                 (ii)  Shared power to vote or to direct the vote
                                     269,800

                 (iii) Sole power to dispose or to direct the disposition of
                                     -0-

                 (iv)  Shared power to dispose or to direct the disposition of
                                     269,800

ITEM 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     This statement is filed jointly by BB Medtech and Medsource. Medsource is a wholly-owned subsidiary of BB Medtech.


                                Page 4 of 6 pages


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CUSIP No. 73941U102
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Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         BB MEDTECH AG

Date: September 26, 2002                  By:   /s/ Adrian Brungger
                                             ---------------------
                                         Name: Adrian Brungger
                                         Title: Signatory Authority




Date: September 26, 2002                  By:  /s/ Roland Maier
                                             -----------------------
                                         Name: Roland Maier

                                         Title: Signatory Authority



                                         MEDSOURCE N.V.

Date: September 26, 2002                  By:  /s/ Adrian Brungger
                                             -----------------------
                                         Name: Adrian Brungger

                                         Title: Signatory Authority


Date: September 26, 2002                  By:  /s/ Roland Maier
                                             -----------------------
                                         Name: Roland Maier

                                         Title: Signatory Authority



                                Page 5 of 6 pages


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CUSIP No. 73941U102
-------------------------------------------------------------------------------





                                  EXHIBIT INDEX
                                  -------------

Exhibit 1: Agreement by and between BB Medtech and Medsource with respect to the filing of this disclosure statement.*

















---------------------
* Previously filed.

                                Page 6 of 6 pages